                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement
[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
   6(e)(2))
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form, Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
                5200 SHEILA STREET, COMMERCE, CALIFORNIA 90040

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               FEBRUARY 23, 1999

                               ----------------

  The Annual Meeting of Shareholders of Certified Grocers of California, Ltd., a California corporation, will be held at the Marriott Hotel, 13111 Sycamore Drive, Norwalk, California, on February 23, 1999 at 9:00 a.m., for the following purposes:

    1. To elect the fifteen members of the Board of Directors for the ensuing year, twelve by the holders of Class A Shares and three by the holders of Class B Shares.

    2. To transact such other business as may properly come before the meeting.

  The names of the nominees intended to be presented by the Board of Directors for election as Directors for the ensuing year are set forth in the accompanying proxy statement.

  Only shareholders of record at the close of business on December 28, 1998 will be entitled to vote at the meeting.

  All shareholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY RELATING TO THE ANNUAL MEETING AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

                                          By Order of the Board of Directors

                                          Robert M. Ling, Jr.,
                                          Senior Vice President, General
                                           Counsel and Corporate Secretary

January 5, 1999

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
                5200 SHEILA STREET, COMMERCE, CALIFORNIA 90040

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                 INTRODUCTION

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Certified Grocers of California, Ltd. (the "Company") of proxies for use at the Annual Meeting of Shareholders to be held February 23, 1999, or at any adjournment thereof.

  A shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or a fully executed proxy bearing a later date. A proxy may also be revoked if the shareholder who has executed it is present at the meeting and elects to vote in person.

  Only the holders of Class A Shares of record and the holders of Class B Shares of record at the close of business on December 28, 1998 are entitled to vote at the Annual Meeting. On that date, the Company had 47,200 outstanding Class A Shares and 361,139 Class B Shares.

  On all matters coming before the Annual Meeting, other than the election of directors, each Class A Share is entitled to one vote and, except as may be required by California law, each Class B Share has no vote. California law extends to non-voting shares the right to vote upon certain matters such as certain amendments to the Articles of Incorporation which affect the rights of non-voting shares, certain reorganizations in which other securities are to be issued in exchange for the non-voting securities, and voluntary dissolution. No such matter is proposed to be submitted by management at the Annual Meeting and management is not aware that any such matter will be submitted by any other person.

  These proxy materials will be first mailed to shareholders on or about January 5, 1999. The cost of soliciting the proxies, consisting of the preparation, printing, handling and mailing of the proxies and its related material, will be paid by the Company. Proxies may be solicited by officers and regular employees of the Company by telephone or in person. These persons will receive no additional compensation for their services.

                 SOLICITATION REGARDING ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

  At the Annual Meeting fifteen directors (constituting the entire board) are to be elected to serve until the next Annual Meeting and until their successors are elected and qualified. Twelve directors are to be elected by the holders of the Company's Class A Shares and three directors are to be elected by the holders of the Company's Class B Shares.

  The following table sets forth certain information concerning the nominees for election to the Board of Directors. All of the nominees are currently serving as directors of the Company, except for Mr. Andronico and Mr. Goodwin. As of the date of this proxy statement, all nominees have consented to being named herein as nominees and to serve as directors if elected.

                                       AGE AS   YEAR
                                         OF     FIRST    PRINCIPAL OCCUPATION
                 NAME                 12/31/98 ELECTED    DURING LAST 5 YEARS
                 ----                 -------- -------   --------------------
 NOMINEES FOR ELECTION
  BY CLASS A SHARES
 Louis A. Amen.......................    69     1974   President, Super A
                                                       Foods, Inc.
 Bill Andronico......................    41      --    President, Andronico's
                                                       Markets
 John Berberian......................    47     1991   President, Berberian
                                                       Enterprises, Inc.,
                                                       operating Jons Markets
 Edmund Kevin Davis..................    45     1998   President, Chairman and
                                                       Chief Executive Officer,
                                                       Bristol Farms Markets
 David M. Goodwin....................    48      --    President, Goodwin &
                                                       Sons, Inc.
 Mark Kidd...........................    48     1992   President, Mar-Val Food
                                                       Stores, Inc.
 Jay McCormack.......................    48     1993   Owner-Operator, Alamo
                                                       Market; Co-owner, Glen
                                                       Avon Apple Market
 Morrie Notrica......................    69     1988   President and Chief
                                                       Operating Officer, Joe
                                                       Notrica, Inc.
 Michael A. Provenzano...............    56     1986   President, Pro & Son's,
                                                       Inc., President, Provo,
                                                       Inc. and President Pro
                                                       and Family, Inc.
 Edward J. Quijada...................    51     1998   Executive Vice
                                                       President, Tresierras
                                                       Bros. Corp., operating
                                                       Tresierras Markets
 Gail Gerrard Rice...................    50     1997   Executive Vice
                                                       President, Gerrard
                                                       Markets
 James R. Stump......................    60     1982   President, Stump's
                                                       Market, Inc.
 NOMINEES FOR ELECTION
  BY CLASS B SHARES
 Harley J. DeLano....................    61     1995   President, Cala Foods,
                                                       Inc., Division of Ralphs
                                                       Grocery Company
 Darioush Khaledi....................    52     1993   Chairman of the Board
                                                       and Chief Executive
                                                       Officer, K.V. Mart Co.,
                                                       operating Top Valu
                                                       Markets and Valu Plus
                                                       Food Warehouse
 Mimi R. Song........................    41     1998   President and Chief
                                                       Executive Officer, Super
                                                       Center Concepts, Inc.

VOTING RIGHTS

  Each class of shares is entitled to one vote for each share on those matters with respect to which the class is entitled to vote. However, if any shareholder gives notice of its intention to cumulate its votes in the election of directors, then all shareholders may cumulate their votes in the election of directors. To be effective, such notice (which need not be written) must be given by the shareholder at the Annual Meeting before any votes have been cast in such election. Under cumulative voting, each holder of Class A Shares may give one nominee a number of votes equal to the number of Class A Shares which the holder is entitled to vote multiplied by the number of directors to be elected by the holders of Class A Shares (twelve at this meeting) or the holder may distribute such votes among any or all of the nominees as the holder sees fit. Similarly, the Class B Shares entitled to be voted may be voted cumulatively by the holders of such shares for the three directors to be elected by the holders of Class B Shares.

  In the election of directors, the nominees receiving the highest number of affirmative votes of the class of shares entitled to be voted for them, up to the number of directors to be elected by such class, will be elected. Under the California Corporations Code, votes against a nominee and votes withheld have no legal effect.

  The proxy holders named on the enclosed form of proxy relating to the Annual Meeting will vote the proxies received by them for the election of the above nominees unless such authority is withheld as provided in the proxy. In the unanticipated event that any nominee should become unavailable for election as a director, the proxies will be voted for any substitute nominee named by the present Board of Directors. In their discretion, the proxy holders may cumulate the votes represented by the proxies received. If additional persons are nominated for election as directors by persons other than the Board of Directors, the proxy holders intend to vote all proxies received by them in such manner in accordance with cumulative voting as will assure the election of as many of the above nominees as possible, with the specific nominees to be voted for to be determined by the proxy holders.

  The Board of Directors recommends a vote "FOR" the election of each of the nominees listed above.

                            PRINCIPAL STOCKHOLDERS

  As of December 28, 1998, no person is known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares of the Company, and the only shareholders known by the Company to own beneficially more than 5% of the outstanding Class B Shares of the Company are set forth in the table below.

                                         NAME AND ADDRESS OF     AMOUNT OF % OF
     TITLE OF CLASS                       BENEFICIAL OWNER       OWNERSHIP CLASS
     --------------                  --------------------------- --------- -----
     Class B........................ Fred Meyer, Inc. (1)         33,102   9.17
                                      3800 SE 22nd Ave.
                                      Portland, OR 97202
     Class B........................ Super Center Concepts, Inc.  18,277   5.06
                                      3825 E. Martin Luther
                                      King, Jr. Blvd.
                                      Lynwood, CA 90262

    --------
    (1) Shares are held of record by various entities which are each directly or indirectly wholly-owned by Fred Meyer, Inc.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth the beneficial ownership of the Company's Class A Shares and Class B Shares, as of December 28, 1998, by each director and nominee, or their affiliated companies, and by all directors and nominees, and their affiliated companies, as a group. No officer of the Company owns shares of any class of the Company's stock.

                                                      SHARES OWNED
                                         --------------------------------------
                                           CLASS A SHARES     CLASS B SHARES
                                         ------------------ -------------------
      NAME AND
     AFFILIATED                           NO.   % OF TOTAL    NO.   % OF TOTAL
       COMPANY                           SHARES OUTSTANDING SHARES  OUTSTANDING
     ----------                          ------ ----------- ------- -----------
Louis A. Amen...........................   100     0.21%      9,449    2.62%
 Super A Foods, Inc.
Bill Andronico..........................   100     0.21%      4,536    1.26%
 Andronico's Markets
John Berberian..........................   100     0.21%      7,615    2.11%
 Berberian Enterprises, Inc.
Edmund Kevin Davis......................   100     0.21%        485    0.13%
 Bristol Farms Markets
Harley DeLano...........................   100     0.21%     33,102    9.17%
 Cala Foods, Inc., Division of Ralphs
 Grocery Company(1)(2)
David M. Goodwin........................   100     0.21%      1,286     .36%
 Goodwin & Sons, Inc.
Darioush Khaledi........................   100     0.21%     16,691    4.62%
 K.V. Mart Co.(2)
Mark Kidd...............................   100     0.21%      1,950    0.54%
 Mar-Val Food Stores, Inc.
Willard R. "Bill" MacAloney.............   100     0.21%      2,933    0.81%
 Mac-Ber, Inc.(3)
Jay McCormack...........................   100     0.21%        732    0.20%
 Alamo Market(4)
Morrie Notrica..........................   100     0.21%      9,520    2.64%
 Joe Notrica, Inc.
Michael A. Provenzano...................   100     0.21%      1,272    0.35%
 Pro & Son's, Inc.
Edward J. Quijada.......................   100     0.21%      2,409    0.67%
 Tresierras Bros. Corp.
Gail Gerrard Rice.......................   100     0.21%      1,300    0.36%
 Gerrards, Inc.
Mimi R. Song............................   100     0.21%     18,277    5.06%
 Super Center Concepts, Inc.(2)
James R. Stump..........................   100     0.21%      2,131    0.59%
 Stump's Market, Inc.
Kenneth Young...........................   100     0.21%      2,660    0.74%
 Jack Young's Supermarkets(3)(5)
                                         -----     -----    -------   ------
                                         1,700     3.57%    116,348   32.23%
                                         =====     =====    =======   ======

--------
(1)  These Class B Shares are owned by Fred Myer, Inc. and affiliates.
(2)  Elected by holders of Class B Shares.
(3)  Current director not standing for re-election.
(4) Mr. McCormack also is affiliated with Glen Avon Food, Inc. which owns 100 Class A Shares and 395 Class B Shares (0.11% of the outstanding Class B Shares) and Yucaipa Trading Co., Inc. which owns 100 Class A Shares and 429 Class B Shares (0.12% of the outstanding Class B Shares).
(5) Mr. Young is also affiliated with Bakersfield Food City, Inc. dba Young's Markets, which owns 100 Class A Shares and 355 Class B Shares (0.10%) of the outstanding Class B Shares).

                         BOARD MEETINGS AND COMMITTEES

  The Board of Directors of the Company held a total of eight meetings during the fiscal year ended August 29, 1998. Each incumbent director who was in office during such year attended more than 75% of the aggregate of the total number of meetings of the board and the total number of meetings held by those committees of the board on which they served.

  The Company has an Audit Committee which presently consists of director Kenneth Young, Committee Chairman, and directors Darioush Khaledi, Gail Gerrard Rice and Jay McCormack. Louis A. Amen, Chairman of the Board of Directors, is an ex-officio member of the Committee. This Committee, which met four times during the Company's last fiscal year, is primarily responsible for approving and reviewing the services performed by the Company's independent auditors, reviewing the annual audit, and reviewing the Company's accounting practices and system of internal accounting controls.

  The Company has an Executive Compensation Committee which presently consists of director Darioush Khaledi, Committee Chairman, and directors Mark Kidd, Willard R. "Bill" MacAloney, Morrie Notrica and James R. Stump. Louis A. Amen, Chairman of the Board of Directors, is an ex-officio member of this Committee. This Committee, which met seven times during the Company's last fiscal year, is responsible for reviewing salaries and other compensation arrangements of all officers and for making recommendations to the Board of Directors concerning such matters.

  The Company has a Nominating Committee which presently consists of director Morrie Notrica, Committee Chairman, and directors John Berberian, Mark Kidd, Jay McCormack, Gail Gerrard Rice and James R. Stump. Louis A. Amen, Chairman of the Board of Directors, and Alfred A. Plamann, President and CEO, are ex-officio members of this Committee. This Committee, which met three times during the Company's last fiscal year, is responsible for selecting nominees to be submitted by the Board of Directors to the shareholders for election to the Board of Directors.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As noted under the caption "Board Meetings and Committees", the Company's Executive Compensation Committee presently consists of directors Darioush Khaledi, Mark Kidd, Willard R. "Bill" MacAloney, Morrie Notrica and James R. Stump, as well as ex-officio member and Chairman of the Board, Louis A. Amen.

  As Chairman of the Board, Mr. Amen is an officer under the Bylaws of the Company, although he is not an employee and does not receive any compensation or expense reimbursement beyond that to which other directors are entitled. The Company's President and Chief Executive Officer, Alfred A. Plamann, is a member of the Board of Directors of K.V. Mart Co., of which Committee member and director Darioush Khaledi is Chairman and Chief Executive Officer.

  In the course of its business, the Company has made loans and loan guarantees, and has entered into lease guarantees and subleases, involving its members patrons, herein referred to as "members" or "patrons." Refer to "Transactions With Management and Other Persons" on p. 11 for a description of transactions the Company has entered into with certain patrons with which members of the Executive Compensation Committee are affiliated.

REPORT OF EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The principal components of the Company's executive compensation program consist of an annual salary, an annual cash bonus the payment of which is dependent upon the Company performance during the preceding fiscal year, and certain pension, retirement and life insurance benefits.

SALARY

  The Committee is responsible for the review of salary recommendations made by the CEO for each officer, in closed session and without management personnel other than the CEO being present. This process is subjective and centers on the Committee's consideration of the CEO's evaluation of individual officers based on various subjective criteria. The criteria includes the CEO's perception of officer performance against individual officer responsibilities and goals, the relative value and importance of individual officer contribution toward organizational success, relative levels of officer responsibilities, changes in the scope of officer responsibilities, and officer accomplishments and contributions during the preceding fiscal year. The Committee sets the CEO's salary based on its assessment of the CEO's performance in light of the foregoing policies and considerations. In providing for calendar year 1998 increases in officer salaries, including that of the CEO, the Committee took note of continuing process improvements and cost control efforts implemented by the officer team under the direction of the CEO. For fiscal year 1998, the largest increase in officer base salary was 8% of base salary. The Committee accepted the recommendation of the CEO that there be no increase in officer salaries, including that of the CEO, for calendar year 1999. The officer salary recommendation is one of several initiatives to be implemented during fiscal 1999 designed to improve the financial performance of the Company.

ANNUAL BONUSES

  In recognition of the relationship between Company performance and enhancement of shareholder value, Company officers may be awarded annual cash bonuses. For Company officers other than the CEO, bonuses for fiscal year 1998 are awarded pursuant to an annual executive incentive plan. The plan uses a performance matrix to determine an earned incentive, expressed as a percent of base salary. The performance measures are pre-patronage dividend income and revenue growth. The earned incentive determined by these performance measures, as may be adjusted at the discretion of the CEO, is awarded as a bonus. The CEO may raise or lower the bonus, up to a maximum of twenty-five percent of the earned incentive, based on individual contributions to the overall performance of the Company.

  The CEO's bonus is determined by the Committee's score of Company performance and CEO performance against specified criteria and performance targets. The criteria and performance targets are established by the Board of Directors at the beginning of the fiscal year. Company performance is determined by the weighted average of certain objective criteria (pre-patronage dividend income, capital adequacy and asset utilization), and scored against specified performance targets. CEO performance is scored based on the weighted average of certain subjective criteria (CEO leadership with the Board, CEO leadership with senior management, CEO impact on industry and community and performance of senior management as a team). The scores for Company performance and CEO performance comprise sixty percent and forty percent, respectively, of the overall CEO score. The CEO is eligible for a maximum annual bonus of 48% of base salary. While the CEO achieved high scores with respect to performance measured against individual performance criteria, the CEO received a bonus of approximately 30% of base salary due to the Company's failure to achieve certain of the objective Company performance criteria, principally lower than targeted pre-patronage dividend income.

  Bonuses awarded to named executives are disclosed in the Summary Compensation Table.

BENEFITS

  Consistent with the objective of attracting and retaining qualified executives, the compensation program includes the provision of pension benefits to Company employees, including officers, under the Company's defined benefit pension plan, which is described in connection with the Pension Plan Table. In addition, Company employees, including officers, may defer income from their earnings through voluntary contributions to the Company's Employees' Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and the Company's Employee's Excess Benefit Plan which is a nonqualified plan. In the case of those officers who elect to defer income under these plans, the Company makes additional contributions for their benefit. The amount of these additional contributions made during fiscal year 1998 for the benefit of the CEO and other named executive officers is set forth in the footnotes to the Summary Compensation Table. The Company also provides additional retirement benefits to its officers pursuant to an Executive Salary Protection Plan II, which is described in connection with the Pension Plan Table.

                   Executive Compensation Committee Members

                               Darioush Khaledi, Chairman
                               Louis A. Amen
                               Mark Kidd
                               Willard R. "Bill" MacAloney
                               Morrie Notrica
                               James R. Stump

EXECUTIVE OFFICER COMPENSATION

  The following table sets forth information respecting the compensation paid during the Company's last three fiscal years to the President and Chief Executive Officer (CEO) and to certain other executive officers of the Company.
                          SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION
                                      -------------------------
                                      FISCAL                       ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR  SALARY($) BONUS($) COMPENSATION($)
---------------------------           ------ --------- -------- ---------------
Alfred A. Plamann                      1998   408,267  125,000      34,319(1)
President & CEO                        1997   383,750  168,000      31,919
                                       1996   352,500  100,000      27,895

Charles J. Pilliter                    1998   207,000   31,500      16,797(2)
Senior Vice President and President    1997   195,000   49,500      15,733
 Northern California                   1996   183,000   46,500      14,459

Robert M. Ling, Jr.                    1998   199,750   39,100      15,467(3)
Senior Vice President, General         1997   184,000   37,400       5,466
 Counsel and Secretary                 1996    65,962   35,000

Corwin J, Karaffa                      1998   170,250   20,760      13,212(4)
Vice President Distribution            1997   159,750   32,400      11,083
                                       1996   151,000   30,600       6,458

George D. Gardner                      1998   152,000   18,840      11,860(5)
Vice President Non Foods and           1997   144,385   29,200      11,919
 Specialty Products                    1996   128,769   27,269       1,508

--------
(1) Consists of a $14,204 Company contribution to the Company's Employees' Sheltered Savings Plan, a $16,705 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $3,410 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(2) Consists of a $8,488 Company contribution to the Company's Employees' Sheltered Savings Plan, $7,368 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $941 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(3) Consists of a $12,554 Company contribution to the Company's Employees' Sheltered Savings Plan, a $2,672 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $241 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(4) Consists of a $11,500 Company contribution to the Company's Employees' Sheltered Savings Plan, a $1,198 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $518 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(5) Consists of a $9,854 Company contribution to the Company's Employees' Sheltered Savings Plan, $1,754 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $252 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

  The Company has a defined benefit pension plan which covers its non-union and executive employees. Benefits under this plan are based on formulas using compensation and employee service periods and are subject to the appropriate IRS tables and limitations. The Company's Executive Salary Protection Plan II, as amended, ("ESPP II"), provides additional post-termination retirement income based upon the participant's salary and years of service. The funding for this benefit is facilitated through the purchase of life insurance policies, the premiums for which are paid by the Company.

  ESPP II is targeted to provide eligible executives with a retirement benefit at age 62, including the defined benefit, of up to 65% of a participant's final salary, based on formulas which include years of service and salary. Executives become eligible for ESPP II after three years of service as an executive officer of the Company. Upon eligibility, executives receive credit for years of service with the Company at a rate of 5% per year up to a maximum of 13 years. Payments under ESPP II are discounted for executives who retire prior to age sixty-two. At August 29, 1998, credited years of service for named officers are: Mr. Plamann, 9 years; Mr. Pilliter, 22 years; Mr. Karaffa, 3 years; Mr. Ling, 2 years; and Mr. Gardner, 3 years. Executive officers first elected after December, 1998, will receive credit only for years of service as an executive officer.

  The following table illustrates the estimated annual benefits under the combined defined benefit plan and ESPP II plan. The amounts shown represent annual compensation for qualifying executives with selected years of service as if such executives had retired on August 29, 1998 at age sixty-two.

                              PENSION PLAN TABLE

                                             YEARS OF SERVICE
                           -----------------------------------------------------
REMUNERATION               5 YEARS  10 YEARS 15 YEARS 20 YEARS 25 YEARS 33 YEARS
------------               -------- -------- -------- -------- -------- --------
$100,000.................. $ 25,978 $ 51,955 $ 67,933 $ 68,910 $ 69,888 $ 71,452
 130,000..................  33,819   67,594   88,391   89,688   90,985   93,060
 160,000..................  41,740   83,481  109,221  110,963  112,703  115,488
 190,000..................  49,240   98,481  128,721  130,463  132,203  134,988
 220,000..................  56,740  113,481  148,221  149,963  151,703  154,488
 250,000..................  64,240  128,481  167,721  169,463  171,203  173,988
 300,000..................  76,740  153,481  200,221  201,963  203,703  206,488
 350,000..................  89,240  178,481  232,721  234,463  236,203  238,988
 400,000.................. 101,740  203,481  265,221  266,963  268,703  271,488
 450,000.................. 114,240  228,481  297,721  299,463  301,203  303,988

EXECUTIVE EMPLOYMENT, TERMINATION AND SEVERANCE AGREEMENTS

  The Company is a party to an employment contract with Alfred A. Plamann, the Company's President and Chief Executive Officer. The contract has a three year term, presently expiring in February 2001. During the first five years, the contract is renewed annually at the end of first year for one additional year unless notice is given prior to year end by either party of intent to terminate. After the fifth year, such notice is to be given prior to the end of the second year of the then existing term and unless given, the contract is extended for one year. Under the contract, Mr. Plamann serves as the Company's President and Chief Executive Officer and receives a base salary, currently $415,000, subject to annual review and upward adjustment at the discretion of the Board of Directors. Mr. Plamann is also eligible for annual bonuses, up to a maximum of 48% of base salary, based on performance criteria established by the Board of Directors at the beginning of each fiscal year. Additionally, Mr. Plamann will receive employee benefits such as life insurance and Company pension and retirement contributions.

  The contract is terminable at any time by the Company, with or without cause, and will also terminate upon Mr. Plamann's resignation, death or disability. Except where termination is for cause or is due to Mr. Plamann's resignation, death or disability, the contract provides that Mr. Plamann will be entitled to receive his highest base salary during the previous three years, plus an annual bonus equal to the average of the most recent three annual bonus payments, throughout the balance of the term of the agreement. Mr. Plamann would also continue to receive employee benefits such as life insurance and Company pension and retirement contributions throughout the balance of the term of the agreement.

  The Company has executed severance agreements with Senior Vice Presidents Richard J. Martin, Robert M. Ling, Jr. and Charles J. Pilliter. The agreements extend until June 9, 2001, June 9, 2001 and April 3, 2000, respectively, and contain provisions for annual extensions subject to certain parameters. Among other provisions, the agreement provides for the payment of an amount equal to the executive's highest annual base salary during the three year period immediately prior to the date of termination plus an amount equal to the average annual incentive bonus paid during the three years prior to the date of termination if executive's employment is terminated by the Company other than for cause, disability, death or retirement or by the executive for good reason.

DIRECTOR COMPENSATION

  Each director receives a fee of $500 for each regular board meeting attended, $200 for each committee meeting attended and $200 for attendance at each board meeting of a subsidiary of the Company on which the director serves. In addition, directors are reimbursed for Company related expenses.

CUMULATIVE TOTAL SHAREHOLDER RETURN

  The following graph sets forth the five year cumulative total shareholder return on the Company's common stock as compared to the cumulative total return for the same period of the S&P 500 Index and Peer Issuers consisting of Spartan Stores, Inc. and Roundy's, Inc. Like the Company, Spartan Stores and Roundy's are retailer-owned wholesale grocery distributors. While Spartan Stores pays a dividend on its stock, the Company and Roundy's do not. The shares of the Company and the Peer Issuers are not traded on any exchange and there is no established public market for such shares. The price of the Company's shares during each of its fiscal years is the book value of such shares as of the end of the prior fiscal year.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                AMONG CERTIFIED GROCERS, S&P 500 INDEX AND PEER GROUP**

                        [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period           CERTIFIED      S&P
(Fiscal Year Covered)        GROCERS        500 INDEX    Peer Group
---------------------        ---------      ---------    ----------
Measurement Pt- 8/27/93      100.0          100.0         100.0
FYE   1994                    99.7          102.6         106.9
FYE   1995                   101.4          121.2         116.0
FYE   1996                   102.7          140.6         108.7
FYE   1997                   107.2          194.0         113.8
FYE   1998                   112.2          206.5         124.1

*  Total return assumes reinvestment of dividends
** Fiscal years ended September 3, 1994, September 2, 1995, August 31, 1996,
   August 30, 1997 and August 29, 1998

                TRANSACTIONS WITH MANAGEMENT AND OTHER PERSONS

  All directors of the Company and all nominees (or the firms with which such directors and nominees are affiliated) purchase grocery products and related products and services from the Company or its subsidiaries in the ordinary course of business.

  As described below, the Company has made loans and loan guarantees to, entered into lease guarantees and subleases with, entered into supply agreements with and made direct investments in patrons with which certain directors and nominees of the Company are affiliated.

DIRECTORS

 Loans and Loan Guarantees:

  Grocers Capital Company ("GCC") had the following loans outstanding at August 29, 1998 to members affiliated with directors of the Company:

                                                       AGGREGATE LOAN
                                                         BALANCE AT    MATURITY
       DIRECTOR                                        AUGUST 29, 1998   DATE
       --------                                        --------------- --------
                                                        (DOLLARS IN THOUSANDS)
   Michael Provenzano.................................      $246         2005

  At August 29, 1998, the principal balances of loans to members affiliated with directors of the Company that were sold by GCC with recourse were as follows:

                                                       AGGREGATE LOAN
                                                         BALANCES AT   MATURITY
   DIRECTOR                                            AUGUST 29, 1998   DATES
   --------                                            --------------- ---------
                                                        (DOLLARS IN THOUSANDS)
   Darioush Khaledi...................................     $1,597           1999
   Michael A. Provenzano..............................      1,096      2000-2004
   Willard R. "Bill" MacAloney........................        542           2002
   Jay McCormack......................................        335      1998-2001
   Mark Kidd..........................................        292           2003
   John Berberian.....................................        255      1999-2000
   James R. Stump.....................................        221      1999-2001
   Edward J. Quijada..................................          4           1999

  The Company has guaranteed certain third party loans to Super Center Concepts, Inc., of which director Mimi R. Song is an affiliate. At August 29, 1998, the maximum principal amount of this guarantee was $3.8 million. GCC has guaranteed 10% of the principal amount of certain third party loans to K.V. Mart Co. of which director Darioush Khaledi is an affiliate. At August 29, 1998, the maximum principal amount of this guarantee was $590,000.

 Lease Guarantees and Subleases:

  The Company has executed lease guarantees or subleases to members affiliated with directors of the Company as follows:

                                                 NO. OF TOTAL CURRENT EXPIRATION
   DIRECTOR                                      STORES  ANNUAL RENT   DATE(S)
   --------                                      ------ ------------- ----------
                                                     (DOLLARS IN THOUSANDS)
   Edmund K. Davis..............................    1      $1,319          2009
   Darioush Khaledi.............................    3       1,095     2004-2011
   Willard R. "Bill" MacAloney..................    3         385     2002-2012
   Michael Provenzano...........................    2         351     2016-2017
   Harley DeLano................................    2         327          2009
   Mark Kidd....................................    1         121          2008
   James R. Stump...............................    2         110     1998-2002

 Other Leases:

  The Company leases its produce warehouse to Joe Notrica, Inc., with which director Morrie Notrica is affiliated. The lease is for a term of five years expiring in November 2003. Monthly rent during the term is $24,000.

 Supply Agreements:

  During the course of its business, the Company enters into supply agreements with members of the Company. These agreements require the member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing, delivery, discounts and allowances. Members affiliated with directors Davis, DeLano, Khaledi, Kidd, MacAloney, McCormack, Provenzano, and Song have entered into supply agreements with the Company. These supply agreements vary in terms and length, and expire at various dates through 2004, but are subject to earlier termination in certain events.

 Direct Investment:

  GCC owns 10% of the common stock of K.V. Mart Co., of which Certified director Darioush Khaledi is affiliated. The cost of the investment was approximately $3 million. The stock purchase agreement contains certain provisions which allow K.V. Mart Co. to repurchase the shares and GCC to acquire additional shares upon the occurrence of certain events.

 Other:

  In August 1997, the Company entered into an agreement with Ralphs Grocery Company ("Ralphs") providing for the dissolution of Golden Alliance Distribution ("GAD"), a joint venture partnership previously formed for the purpose of providing for the shared use of the Company's general merchandise warehouse located in Fresno, California. The dissolution agreement provides that certain amounts owed by Ralphs to the Company at August 30, 1997 will be offset by future redemptions of excess Class B Shares held by Ralphs and its affiliates. If redemptions of Class B Shares are insufficient to satisfy the remaining obligation at December 31, 2000, Ralphs will satisfy the shortfall with a cash payment.

  The Company subleases a store in Riverside, California to Jax Apple Market, Inc. ("Jax"), of which director Willard R. "Bill" MacAloney is a principal. Monthly lease payments of $13,900 totaling $212,700 as of August 29, 1998 have not been paid to the Company and are delinquent. Also, $189,000 in equipment purchases for the Riverside store have not been paid and are past-due. Jax disputes the aggregate amounts claimed due. The Company is in discussions with Jax to collect the amounts due to the Company.

NOMINEES

 Loans and Loan Guarantees:

  At August 29, 1998, the principal balances of loans to members affiliated with nominees that were sold with recourse were as follows.

                                                       AGGREGATE LOAN
                                                         BALANCES AT   MATURITY
   NOMINEES                                            AUGUST 29, 1998   DATES
   --------                                            --------------- ---------
                                                        (DOLLARS IN THOUSANDS)
   Bill Andronico.....................................     $2,211      1999-2002

 Lease Guarantees and Subleases:

  The Company has executed lease guarantees or subleases to members affiliated with nominees as follows:

                                           NO. OF TOTAL CURRENT EXPIRATION
   NOMINEES                                STORES  ANNUAL RENT   DATE(S)
   --------                                ------ ------------- ----------
                                               (DOLLARS IN THOUSANDS)
   Bill Andronico.........................    2      $2,110     2004-2005(1)

--------
(1) The Walnut Creek, California store is scheduled to open in the spring of 2000. The Company has made a five-year floating guarantee for the first fifteen years of the twenty-year term. The Walnut Creek store annual rent is scheduled to be $992,000.

 Supply Agreements:

  During the course of its business, the Company enters into supply agreements with members of the Company. These agreements require the member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing, delivery, discounts and allowances. A member affiliated with Bill Andronico has entered into a supply agreement with the Company. Such supply agreement expires in 2002, but is subject to earlier termination in certain events.

  Since transactions of the foregoing type are only entered into with patrons of the Company, it is not possible to assess whether transactions with patrons, including patrons with which directors or nominees are affiliated, are less favorable to the Company than similar transactions with unrelated third parties. However, management believes such transactions are on terms which are consistent with terms available to other patrons similarly situated.

  On February 1, 1995, GCC made a loan of $69,000 to Corwin J. Karaffa, the Company's Vice President-Distribution. The loan was for the purpose of assisting Mr. Karaffa in acquiring a home in connection with his becoming employed by the Company. The loan bore interest at 8% per annum and was secured by a second deed of trust on the home. The loan had a term of eight years, with interest only payable during the first five years. This loan was repaid in December 1997.

             SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

  Under the present rules of the Securities and Exchange Commission (the "Commission"), and in view of the presently anticipated date of the Company's Proxy Statement for this year's Annual Meeting of Shareholders, the deadline for shareholders to submit proposals to be considered for inclusion in the Company's Proxy Statement for next year's Annual Meeting of Shareholders is expected to be October 20, 1999. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Commission. Such proposals should be submitted to the Corporate Secretary of the Company at the address of the Company's principal executive office shown on the first page of this Statement.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     Robert M. Ling, Jr., Senior Vice
                                      President, General Counsel and Corporate
                                      Secretary

Dated: January 5, 1999

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 29, 1998, TO THE SECURITIES AND EXCHANGE COMMISSION EXCLUDING EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE CORPORATE SECRETARY OF THE COMPANY AT THE ADDRESS OF THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE SHOWN ON THE FIRST PAGE OF THIS STATEMENT.

                                     PROXY

                    SOLICITED BY THE BOARD OF DIRECTORS OF
                     CERTIFIED GROCERS OF CALIFORNIA, LTD.

            FOR ANNUAL MEETING OF SHAREHOLDERS ON FEBRUARY 23, 1999

  The undersigned, revoking any previous proxies respecting the subject matter hereof, hereby appoints LOUIS A. AMEN, ALFRED A. PLAMANN and ROBERT M. LING, JR. attorneys and proxies (each with power to act alone and with power of substitution) to vote all of the Class A Shares which the undersigned is entitled to vote and all of the Class B Shares which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Certified Grocers of California, Ltd. (the "Company"), to be held on February 23, 1999, notice of which meeting and the proxy statement accompanying the same have been received by the undersigned, or at any adjournment thereof, as follows:

  1. ELECTION OF DIRECTORS.

   ELECTION OF TWELVE DIRECTORS BY CLASS A SHARES.
   Nominees: Louis A. Amen, Bill Andronico, John Berberian, Edmund Kevin Davis, David M. Goodwin, Mark Kidd, Jay McCormack, Morrie Notrica, Michael A. Provenzano, Edward J. Quijada, Gail Gerrard Rice and James R. Stump

   [_] FOR all nominees listed above, EXCEPT ANY WHOSE NAMES ARE CROSSED OUT
       IN THE ABOVE LIST (the Board of Directors favors an instruction to vote for all nominees).

   [_] WITHHOLD AUTHORITY to vote for all nominees listed above.

   ELECTION OF THREE DIRECTORS BY CLASS B SHARES.

   Nominees: Harley J. DeLano, Darioush Khaledi and Mimi R. Song

   [_] FOR all nominees listed above, EXCEPT ANY WHOSE NAMES ARE CROSSED OUT
       IN THE ABOVE LIST (the Board of Directors favors an instruction to vote for all nominees).

   [_] WITHHOLD AUTHORITY to vote for all nominees listed above.

  2. In their discretion, on such other matters as may properly come before the meeting or any adjournment thereof.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED IT WILL BE VOTED "FOR" ITEM 1, AND ACCORDING TO THE DISCRETION OF THE PROXIES ON ANY OTHER PROPERLY PRESENTED MATTERS.

DATED: _____________, 1999

___________________________________________ _____________________________________________
Signature                                   Title
___________________________________________ _____________________________________________
Signature                                   Title
___________________________________________ _____________________________________________
Signature                                   Title

    PLEASE READ: Execution should be exactly in the name in which the shares are held; if by a fiduciary, the fiduciary's full title should be shown; if by a corporation, execution should be in the corporate name by its chairman of the board, president or a vice president, or by other officers authorized by resolution of its board of directors or its bylaws; if by a partnership, execution should be in the partnership name by an authorized person.

                  PLEASE COMPLETE, DATE, SIGN AND RETURN THIS
                  PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.